Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 29, 2025, except for Disposal of Subsidiary in Note 2 (e), as to which the date is July 22, 2026, with respect to the consolidated financial statements of MindWalk Holdings Corp. (formerly known as ImmunoPrecise Antibodies Ltd.) as of April 30, 2025 and for the year then ended, included in the Annual Report on Form 20-F for the year ended April 30, 2026, which are incorporated by reference in this Registration Statement on Amendment No. 1 to Form F-3. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Amendment No. 1 to Form F-3, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Houston, Texas

July 27, 2026